CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us as the independent registered public accounting firm for AMG Renaissance International Equity Fund, in this Amendment to the Registration Statement on Form N-1A under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 26, 2014